Exhibit 99.1

RMG NETWORKS HOLDING CORPORATION AGREES TO

BE ACQUIRED BY SCG DIGITAL, LLC

DALLAS — (April 3, 2018) – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG, a global leader in technology-driven visual communications, and SCG Digital, LLC, announced today the execution of a definitive merger agreement pursuant to which SCG Digital, LLC, an affiliate of Mr. Gregory Sachs, RMG’s Executive Chairman, will acquire RMG in a transaction valued at approximately $16.8 million, including the assumption of approximately $2.65 million of debt.

Under the terms of the merger agreement, RMG stockholders will receive $1.27 in cash for each share of RMG’s common stock they hold.

The board of directors of RMG, on the recommendation of a special committee of the board comprised entirely of independent directors, has approved the merger agreement and has resolved to recommend that RMG’s shareholders adopt the agreement.

Mr. Gregory H. Sachs and certain entities related to Mr. Sachs have reached agreements to vote their shares in favor of the transaction.

Upon receipt of stockholder approval, as well as satisfaction of other closing conditions, the transaction is expected to be completed in the second quarter of 2018.

Under the terms of the merger agreement, the board of directors of RMG, through its special committee and with the assistance of Carl Marks Securities LLC, intends to solicit superior proposals for the acquisition of RMG during the next 45 days. RMG advises that there can be no assurance that the solicitation of superior proposals will result in an alternative transaction.  RMG does not intend to disclose developments with respect to the solicitation process unless and until the special committee of the board has made a recommendation and the board of directors has made a decision.

Lake Street Capital Markets LLC has delivered a fairness opinion to the special committee of the board of directors of RMG. Carl Marks Securities LLC is acting as financial advisor to the special committee of the board of directors of RMG.  Mayer Brown LLP is acting as legal advisor to RMG and DLA Piper LLP is acting as legal counsel to the special committee of the board of directors of RMG. Foley Gardere is acting as legal counsel to SCG Digital, LLC.

Subordinated Debt Facility

In connection with the definitive merger agreement, RMG and certain of its subsidiaries, as borrowers, have entered into a subordinated loan and security agreement on April 2, 2018, with SCG Digital Financing, LLC as the lender, providing RMG with a $2 million bridge loan within one business day of the execution of such loan agreement.  In the event that the merger agreement is terminated by RMG because SCG Digital, LLC fails to consummate the merger when otherwise obligated to do so, SCG Digital Financing, LLC will make an additional loan to RMG of $1 million, on terms governed by the subordinated loan agreement.  SCG Digital Financing, LLC is an affiliate of Mr. Sachs and SCG Digital, LLC.

The bridge loan matures on the later of April 2, 2019 and, if the additional loan is funded, the first anniversary of the funding of the additional loan. No principal payments are required under either loan prior to maturity and, except in limited circumstances, no principal payments are permitted prior to the first anniversary of the closing date. Interest on the bridge loan accrues at a per annum cash interest rate equal to 8.0% above the prime rate plus 2.0% paid-in-kind, and interest on the additional loan will accrue at a per annum paid-in-kind interest rate equal to 5% above the prime rate. If the bridge loan is prepaid prior to the stated maturity date thereof, the borrowers are obligated to pay a prepayment premium equal to the interest the loans would have accrued if they had remained outstanding through maturity.  During an event of default, the rate of interest on the loans would increase to 2.5% above the otherwise applicable rate, until such event of default is cured or waived. All accrued and unpaid cash interest is payable quarterly on the last day of each fiscal quarter.

Upon the occurrence of certain events, the lender has the right to convert principal and accrued interest outstanding under the bridge loan into shares of Series A Preferred Stock of the Company on the terms set forth in the subordinated loan and security agreement.

The bridge loan and additional loan, if funded, are secured by a second priority lien in all of the assets of the borrowers.

Amendment to Revolving Line of Credit

On April 2, 2018, the Company and certain of its subsidiaries entered into the First Amendment (the “First Amendment”) to the Amended and Restated Loan and Security Agreement (the “Restated Loan Agreement”) with Silicon Valley Bank (the “Bank”). Pursuant to the First Amendment, the minimum EBITDA covenant in the Restated Loan Agreement was amended and the Bank consented to the incurrence of certain subordinated debt pursuant to a subordinated loan and security agreement by the Company and certain of its subsidiaries, among other things.

About RMG

RMG (NASDAQ: RMGN) goes beyond traditional communications to help businesses increase productivity, efficiency and engagement through digital messaging. By combining best-in-class software, hardware, business applications and services, RMG offers a single point of accountability for integrated data visualization and real-time performance management. The company is headquartered in Dallas, Texas, with additional offices in the United States, United Kingdom and the United Arab Emirates. For more information, visit www.rmgnetworks.com.

Important Additional Information will be Filed with the SEC

In connection with the proposed merger, RMG will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by RMG at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from RMG by directing such request to RMG Networks Holding Corporation, 15301 North Dallas Parkway, Suite 500,  Addison, TX, Attention: Chief Financial Officer.

RMG and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of RMG’s participants in the solicitation, which may be different than those of RMG stockholders generally, is set forth in RMG’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current RMG management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against RMG and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; and (6) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond RMG’s ability to control or predict. RMG undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Corporate Contact Justin Caskey Vice President, Corporate Development ir@rmgnetworks.com Investor Relations Contact Rob Fink / Brett Maas Hayden IR 646-415-8972 / 646-536-7331 rmgn@haydenir.com